Exhibit 99.1

For Immediate Release:
Contact: Peerless Systems Corporation Timothy E. Brog Chief Executive Officer 203-350-0040

Peerless Systems Announces Results for the Quarter ended April 30, 2013

Stamford, Connecticut June 13, 2013 — Peerless Systems Corporation (Nasdaq: PRLS) today reported financial results for its first fiscal quarter that ended April 30, 2013.

First Quarter Results

Revenues were $1,101,000 for the three months ended April 30, 2013, compared to $614,000 for the three months ended April 30, 2012.  This 79.3% increase is primarily attributable to two customers who have recently exhausted their block licenses and are currently paying us on a pay-as-you-go basis.

Our gross margins were 88.4% and 91.5% for the three months ended April 30, 2013 and April 30, 2012, respectively. The decrease in gross margins was the result of more fees being paid to third parties due to a change in the product mix generating licensing revenues.

Income from operations was $636,000 for the three months ended April 30, 2013, compared to $126,000 for the three months ended April 30, 2012.  This 405% increase is primarily attributable to the 79.3% increase in revenue and in part to lower operating expenses.

Other income (loss), net was a loss of $414,000 for the three months ended April 30, 2013 as compared to a gain of $609,000 for the three months ended April 30, 2012, due to realized losses on sales of marketable securities in the current period.

Our net income for the three months ended April 30, 2013 was approximately $135,000 or $0.05 per basic share and $0.04 per diluted share, compared to a net income of approximately $446,000, or $0.13 per basic and diluted share, for the three months ended April 30, 2012. We had 2.9 million and 3.3 million weighted average shares of common stock outstanding for the three months ended April 30, 2013 and April 30, 2012, respectively. This decrease is primarily due to the repurchase by the Company of its common stock.

Timothy E. Brog, Chairman and Chief Executive Officer of Peerless, said, "We are very pleased that our historical licensing business is on track with our expectations during the first quarter of fiscal 2014 and continues to generate positive cash flow.”

Peerless will hold its annual meeting of stockholders on June 27, 2013. Stockholders of record on May 8, 2013 are entitled to vote at the meeting. Further information about the meeting is included in the proxy statement filed with the Securities and Exchange Commission (“SEC”) on May 7, 2013.

About Peerless Systems Corporation

Founded in 1982, Peerless historically licensed imaging and networking technologies to the digital document markets. Effective April 30, 2008, Peerless sold its imaging and networking technologies and certain other assets to Kyocera-Mita Corporation.  Peerless retains certain rights to continue licensing these technologies to customers in the digital document markets.  Peerless is seeking to maximize the value of its licensing business and is exploring various alternatives to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, as well as through other investment opportunities.

Safe Harbor Statement Under the U.S. Private Securities Litigation Reform Act of 1995

Some statements included in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, and, therefore, involve uncertainties or risks that could cause actual results to differ materially there from.  These statements may contain words such as "desires," "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions.  These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements.  Such statements include, but are not limited to, the Company’s ability to maximize the value of its licensing business or to enhance stockholder value, potentially through establishing a new venture or acquiring an existing business, or through other investment opportunities. Additional information regarding factors that could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2013 Annual Report on Form 10-K filed with the SEC on April 29, 2013.  The Company intends that the forward-looking statements included herein be subject to the above-mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements.  The Company disclaims any obligation to update forward-looking statements.

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED STATEMENT OF INCOME

(In thousands except per share amounts)

	Three Months Ended April 30,
	2013	2012
Revenues	$1,101	$614
Cost of revenues	128	52
Gross margin	973	562
Operating expenses	338	436
Other income (loss), net	(414)	609
Income before income taxes	221	735
Provision for income taxes	86	289
Net income	$135	$446
Basic earnings per share	$0.05	$0.13
Diluted earnings per share	$0.04	$0.13
Weighted average common shares - outstanding — basic	2,910	3,305
Weighted average common shares - outstanding — diluted	3,031	3,531

PEERLESS SYSTEMS CORPORATION

UNAUDITED CONDENSED BALANCE SHEET

(In thousands)

	April 30, 2013	January 31, 2013

ASSETS
Current assets:
Cash and cash equivalents	$10,578	$8,866
Marketable securities	1,386	2,910
Trade accounts receivable, net	1,666	1,346
Deferred tax assets	307	495
Income tax receivable	144	231
Prepaid expenses and other current assets	72	65
Total current assets	14,153	13,913
Other assets	6	4
Total assets	$14,159	$13,917

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accrued wages and compensated absences	$70	$103
Accrued product licensing costs	323	315
Other current liabilities	150	143
Total current liabilities	543	561
Other liabilities
Tax liabilities	278	276
Total liabilities	821	837
Stockholders’ equity:
Common stock, $.001 par value, 30,000 shares authorized, 19,557 issued at April 30, 2013 and 19,588 issued at January 31, 2013	18	18
Additional paid-in capital	57,578	57,534
Retained earnings	6,761	6,626
Accumulated other comprehensive loss, net of taxes	(339)	(657)
Treasury stock, 16,528 at April 30, 2013 and 16,460 at January 31, 2013	(50,680)	(50,441)
Total stockholders’ equity	13,338	13,080
Total liabilities and stockholders’ equity	$14,159	$13,917